                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                            [x]
Filed by a Party other than the Registrant         [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12
                                 STARTEK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box)

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.   Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
    2.   Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         -----------------------------------------------------------------------
    4.   Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
    5.   Total fee paid:

         -----------------------------------------------------------------------
         [ ] Fee paid previously with preliminary materials:
                                                            --------------------

    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.   Amount Previously Paid:

         -----------------------------------------------------------------------
    2.   Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
    3.   Filing Party:

         -----------------------------------------------------------------------
    4.   Date Filed:

         -----------------------------------------------------------------------

                                  STARTEK, INC.

                           NOTICE OF ANNUAL MEETING OF
                           STOCKHOLDERS - MAY 20, 1998
                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

                         SUPPLEMENT TO ANNUAL REPORT TO
                          STOCKHOLDERS - MAY 20, 1998:

                          APPENDIX A - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                       FINANCIAL CONDITION AND RESULTS OF
                                       OPERATIONS

                          APPENDIX B - CONSOLIDATED FINANCIAL STATEMENTS OF
                                       STARTEK, INC. AND SUBSIDIARIES

                                  STARTEK, INC.

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


Notice of Annual Meeting ............................................................................................  (i)

Proxy Statement:
  1998 Annual Meeting of Stockholders ...............................................................................   1
  Outstanding Stock and Voting Rights ...............................................................................   1
  Beneficial Ownership of Company Common Stock by Directors, Officers and Principal Stockholders ....................   2
  Election of Directors of the Company (Proposal 1 on Proxy Card) ...................................................   3
  The Board of Directors and Committees of the Board ................................................................   4
  Executive Officers of the Company .................................................................................   4
  Compensation of Directors and Executive Officers ..................................................................   5
  Summary Compensation Table ........................................................................................   5
  Compensation of Directors .........................................................................................   6
  Compensation Committee Interlocks and Insider Participation .......................................................   6
  Employment Contracts and Termination of Employment ................................................................   7
  Report of the Compensation Committee of the Board of Directors on Executive Compensation ..........................   7
  Stock Performance Chart ...........................................................................................   8
  Approval of Appointment of Auditors (Proposal 2 on Proxy Card) ....................................................   9
  Stockholder Proposals .............................................................................................   9
  Miscellaneous .....................................................................................................   9

Supplement to Annual Report to Stockholders:
  Appendix A:
  Management's Discussion and Analysis of Financial Condition and Results of Operations .............................  A1

  Appendix B:
  Annual Financial Statements:
         Report of Independent Auditors .............................................................................  B1
         Consolidated Balance Sheets ................................................................................  B2
         Consolidated Statements of Operations ......................................................................  B3
         Consolidated Statements of Cash Flow .......................................................................  B4
         Consolidated Statements of Stockholders' Equity.............................................................  B5
         Notes to Consolidated Financial Statements .................................................................  B6

                                  STARTEK, INC.
                                111 Havana Street
                                Denver, CO 80010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1998


To the Stockholders:

         Notice is hereby given that the 1998 Annual Meeting of Stockholders of StarTek, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, 111 Havana Street, Denver, CO 80010 on May 20, 1998 at 9:00 a.m., local time, for the following purposes:

         1. To elect four Directors to hold office for a term of one year and until their successors are elected and qualified.

         2. To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998.

         3. To consider and act upon such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 23, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.


                                    By Order of the Board of Directors




                                    Dennis M. Swenson
                                    Secretary



April 10, 1998

EVERY STOCKHOLDER'S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE STARTEK, INC. ANNUAL MEETING.




                                       (i)

                                 PROXY STATEMENT

                                  STARTEK, INC.
                                111 HAVANA STREET
                                DENVER, CO 80010
                                 (303) 361-6000

                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1998

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc., a Delaware corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's headquarters at 111 Havana Street, Denver, Colorado 80010, on May 20, 1998 at 9:00 a.m. local time, and at any and all adjournments thereof. The Company's principal address is 111 Havana Street, Denver, Colorado 80010. The date of mailing of this Proxy Statement is on or about April 10, 1998. The purpose of the meeting is to elect four directors of the Company; to approve the appointment of Ernst & Young LLP as the Company's independent auditors for the current year; and to transact such other business as may properly come before the meeting.

                       OUTSTANDING STOCK AND VOTING RIGHTS


         In accordance with the By-laws of the Company, the Board of Directors of the Company (the "Board of Directors") has fixed the close of business on March 23, 1998 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. A subsequently dated proxy, when filed with the Secretary of the Company, will constitute revocation. Proxies will be voted as specified on the proxy card. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED (i) FOR THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND (ii) IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE MEETING. A stockholder who has given a proxy may nevertheless attend the meeting, revoke the proxy and vote in person. The Board of Directors has selected A. Emmet Stephenson, Jr. and Michael W. Morgan to act as proxies with full power of substitution.

         Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of any solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.

         The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of common stock, $.01 par value, of the Company ("Company Common Stock"). As of the Record Date, 13,828,571 shares of Company Common Stock were issued and outstanding. Each outstanding share of Company Common Stock entitles the holder, as of the Record Date, to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Company Common Stock as of the Record Date.

         The election of the directors nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of Company Common Stock. In the election of directors, each stockholder is entitled to cast one vote for each director to be elected. Cumulative voting is not permitted. Approval of the appointment of the Company's auditors will require the affirmative vote of the holders of a majority of the shares of Company Common Stock cast at the Annual Meeting in person or by proxy.

         Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. For purposes of the appointment of the Company's auditors and other matters properly brought before the Annual Meeting, abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

                 BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY
                 DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

         As of March 23, 1998, the beneficial ownership of Company Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person known by the Company to beneficially own more than five percent of Company Common Stock and by all present executive officers and directors of the Company as a group, was as follows:


                                                      NUMBER OF SHARES     PERCENT
      NAME                                           BENEFICIALLY OWNED    OF CLASS
      ----                                           ------------------    --------

A. Emmet Stephenson, Jr.(a)(b)                            3,358,982           24.3%
Michael W. Morgan (a)(c)                                    970,843            7.0
E. Preston Sumner, Jr. (a)(d)                                    --              *
Dennis M. Swenson (a)(e)                                         --              *
Toni E. Stephenson (a)(f)                                 3,358,982           24.3
FASSET Trust (a)                                          1,223,662            8.8
MASSET Trust (a)                                          1,223,662            8.8
Pamela S. Oliver (a)(g)                                   2,447,324           17.7
Thomas O. Ryder(i)                                           20,000(h)           *
Ed Zschau (j)                                                20,000(h)           *

Any other 5% holders
    Wellington Management Company, LLP(k)                   691,000            5.0

All directors and executive officers
    As a group (6 persons)                                4,369,825           31.6


-----------------------

*Less than one percent

         (a) The address of each person, trust or trustee is c/o the Company, 111 Havana Street, Denver, Colorado 80010.

         (b) Mr. Stephenson is the Chairman of the Board of the Company. Mr. Stephenson is the husband of Toni E. Stephenson. Mrs. Stephenson disclaims beneficial ownership of shares owned by Mr. Stephenson.

         (c)      Mr. Morgan is President and Chief Executive Officer of the
                  Company.

         (d) Mr. Sumner has the option to acquire 100,000 shares of Company Common Stock. Mr. Sumner is Executive Vice President and Chief Operating Officer of the Company.

         (e) Mr. Swenson has the option to acquire 70,000 shares of Company Common Stock. Mr. Swenson is Executive Vice President and Chief Financial Officer of the Company.

         (f) Mrs. Stephenson is the wife of A. Emmet Stephenson, Jr. Mr. Stephenson disclaims beneficial ownership of shares owned by Mrs. Stephenson.

         (g) Represents shares owned by the FASSET and MASSET Trust. Mrs. Oliver is the sole trustee of each of the trusts and has sole voting power and investment power with respect to the Common Stock held by the trusts. Mrs. Oliver is Mr. Stephenson's sister.

         (h) Mr. Ryder owns 10,000 shares and The Zschau Living Trust owns 10,000 shares. Messrs. Ryder and Zschau have the option to acquire an additional 10,000 shares each of the Company Common Stock.

         (i) Mr. Ryder's business address is 200 Vesey Street, New York, New York 10285.

         (j) Mr. Zschau's business address is Harvard Business School, Baker Library 371, Boston, Massachusetts 02163.

         (k) Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts 02109.

         Apart from A. Emmet Stephenson, Jr., Toni E. Stephenson, Michael W. Morgan, FASSET Trust, MASSET Trust, Pamela S. Oliver, and Wellington Management, LLP, the Company knows of no other person that beneficially owns 5% or more of Company Common Stock.

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers, and beneficial owners of more than 10% of the outstanding Company Common Stock (collectively referred to as "insiders"), to file reports with the Securities and Exchange Commission (the "Commission") disclosing their ownership of Company Common Stock and changes in such ownership. The rules of the Commission require the insiders to provide the Company with copies of all Section 16(a) reports filed with the Commission. Based solely upon a review of copies of Section 16(a) reports received by the Company, and written representations that no additional reports were required to be filed with the Commission, the Company believes that its insiders have complied with all Section 16(a) filing requirements applicable to them since the Company's initial public offering in June 1997.


                                   PROPOSAL 1.

                      ELECTION OF DIRECTORS OF THE COMPANY

         The Company's Bylaws provide that the Board of Directors shall consist of at least one director and no more than nine. Each director will serve an annual term. The Board of Directors has fixed the number of directors of the Company at four. At the 1998 Annual Meeting, stockholders will elect four directors to serve until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors has nominated Messrs. A. Emmet Stephenson, Jr., Michael W. Morgan, Thomas O. Ryder, and Ed Zschau to serve as directors until their terms expire in 1999.

         The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms expire are set forth below. In the event the nominee shall decline or be unable to serve, it is intended that the proxies will be voted in the discretion of the proxy holders. The Company knows of no reason to anticipate that this will occur.

A. EMMET STEPHENSON, JR.; AGE 52; PRESIDENT, STEPHENSON AND COMPANY (a)

         Mr. Stephenson co-founded the Company in 1987 and has served as Chairman of the Board of the Company since its formation. Mr. Stephenson has also served as President of Stephenson and Company, a private investment firm in Denver, Colorado, for more than five years. Mr. Stephenson is a director of Danaher Corporation and serves on the Advisory Boards of First Berkshire Fund and Capital Resource Partners, L.P. His term will expire in 1999.

MICHAEL W. MORGAN; AGE 37; PRESIDENT AND CHIEF EXECUTIVE OFFICER, STARTEK, INC.

         Mr. Morgan co-founded the Company in 1987 and has held managerial positions in companies providing outsourced services since 1984. Mr. Morgan has served as President and Chief Executive Officer of the Company since May 1990 and has served as a Director of the Company since January 1997. His term will expire in 1999.

THOMAS O. RYDER; AGE 53; PRESIDENT OF TRAVEL RELATED SERVICES INTERNATIONAL FOR AMERICAN EXPRESS TRS COMPANY, INC. (a)(b)(c)

         Mr. Ryder has served as a Director of the Company since January 1997. He has been President of Travel Related Services International for American Express TRS Company, Inc. since October 1995. Mr. Ryder has also been Chairman of the Board of American Express Publishing Corporation since December 1991. From February 1992 through October 1995, he served as President of American Express Establishment Services Worldwide. From January 1988 through February 1992, Mr. Ryder served as President of Direct Marketing Group, which included American Express Merchandise Services, American Express Publishing Corporation and Epsilon Data Management Corporation. He is a director of Club Mediterranee. His term will expire in 1999.

ED ZSCHAU; AGE 58;  PROFESSOR OF MANAGEMENT; HARVARD BUSINESS SCHOOL (a)(b)(c)

     Mr. Zschau has served as a Director of the Company since January 1997. He is a Professor of Management at the Graduate School of Business Administration at Harvard University where he joined the faculty in 1996. From September 1997 to February 1998, he was a Visiting Professor at Princeton University. From April 1993 to July 1995, Mr. Zschau was General Manager, IBM Corporation Storage Systems Division. From July 1988 to April 1993, he was Chairman and Chief Executive Officer of Censtor Corp., a company that researched and developed magnetic recording components for disk drives. Mr. Zschau is a director of Identix, Inc. and GenRad, Inc. His term will expire in 1999.

         (a)  Member of the Compensation Committee of the Board of Directors.
         (b)  Member of the Audit Committee of the Board of Directors.
         (c)  Member of the Option Committee of the Board of Directors.


               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors had a total of four meetings during 1997. All directors attended at least 75% of the total meetings of the Board of Directors and of the Committees on which they served during 1997.

     The Audit Committee reviews the financial statements of the Company to confirm that they reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit function of the independent auditors and reviews audit reports rendered by the independent auditors. The Audit Committee met one time during 1997.

     The Compensation Committee reviews the Company's Compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to Company officers. The Compensation Committee did not meet in 1997.

     The Option Committee is responsible for the oversight of the Startek, Inc. Stock Option Plan. The Option Committee met twice in 1997.

     The Company has no Nominating Committee of its Board of Directors.


                        EXECUTIVE OFFICERS OF THE COMPANY

Executive Officers of the Company are as follows:

                                                                                                   Officer
     Name                   Age               Position                                              Since
     ----                   ---               --------                                             ------
A. Emmet Stephenson, Jr.     52     Chairman of the Board                                            1987
Michael W. Morgan            37     President, Chief Executive Officer and Director                  1990
E. Preston Sumner, Jr.       46     Executive Vice-President and Chief Operating Officer             1997
Dennis M. Swenson            63     Executive Vice-President, Chief Financial Officer,
                                              Secretary and Treasurer                                1995


      A. Emmet Stephenson, Jr. co-founded the Company in 1987 and has served as Chairman of the Board of the Company since its formation. Mr. Stephenson has also served as President of Stephenson and Company, a private investment firm in Denver, Colorado, for more than five years. Mr. Stephenson is a director of Danaher Corporation and serves on the Advisory Boards of First Berkshire Fund and Capital Resource Partners, L.P.

      Michael W. Morgan co-founded the Company in 1987 and has held managerial positions in companies providing outsourced services since 1984. Mr. Morgan has served as President and Chief Executive Officer of the Company since May 1990 and has served as a Director of the Company since January 1997.

     E. Preston Sumner, Jr. has served as the Company's Chief Operating Officer since February 1997. Mr. Sumner co-founded the Company in 1987, served as Vice-Chairman of the Board from inception of the Company through December 1994 and rejoined the Company in February 1997 as Executive Vice President and Chief Operating Officer. Mr. Sumner was also a managing director of Stephenson Merchant Banking, a private investment firm in Denver, Colorado, from 1986 through December 1994. From January 1995 through February 1997, Mr. Sumner was a director and Vice President-Corporate Development of Merrick & Company, an engineering and architectural firm, and continues to serve as a director and non-executive chairman of the board of such company.

     Dennis M. Swenson has served as the Company's Chief Financial Officer since October 1995. He has served as Executive Vice President since October 1996. From October 1991 to September 1995, Mr. Swenson was an independent financial consultant. Mr. Swenson was a partner of Ernst & Young LLP from 1973 until 1991.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth certain information concerning the 1997 compensation of the Company's Chief Executive Officer and the executive officers of the Company who, in addition to the Chief Executive Officer, received the highest compensation during 1997.


                           SUMMARY COMPENSATION TABLE



                                                                                           Long Term           All other
                                                                                          Compensation       Compensation
                                Annual compensation(f)                                       Awards                ($)
----------------------------------------------------------------------------------        ------------       ------------
                                                                   Management              Securities
Name and Principal                                Salary         Fees and Bonus(c)         Underlying
     Position                       Year            ($)               ($)                  Option(#)
------------------                  ----        -----------      -----------------         ----------
Michael W. Morgan
  President, CEO and Director       1997          270,821           326,396(a)(c)

A.Emmet Stephenson, Jr.
  Chairman of the Board             1997                          2,800,000(b)(c)                               245,000(d)

E.Preston Sumner, Jr.
  Executive VP and COO              1997          123,461                                   100,000               1,000(e)

Dennis M. Swenson
  Executive VP, CFO,
  Secretary and Treasurer           1997          126,000                                    76,000


(a) Of the 1997 bonus, Mr. Morgan recontributed $171,358 to the Company as additional capital. Substantially all of the balance was used by Mr. Morgan to pay applicable federal and state income taxes on such bonus. The bonus arrangement was terminated in June 1997 effective as of the closing of the Company's initial public offering.

(b) Management fees were paid to A. Emmet Stephenson, Jr., Inc., which is wholly owned by A. Emmet Stephenson, Jr. Of the 1997 management fees, $1,470,000 were recontributed to the Company as additional capital. These recontributions were made by Mr. Stephenson and Toni E. Stephenson, his spouse and a principal stockholder. The remainder of the management fees were used to pay applicable federal and state income taxes on such fees. The Company terminated this management fee arrangement effective as of the closing of the Company's initial public offering in June 1997.

(c) See Note 1 of Notes to Consolidated Financial Statements included in Appendix B for a description of management fees and bonuses paid. Such management fees and bonuses pertain to the period prior to the June 1997 initial public offering while the Company was an S corporation. The management fee and bonus arrangements were terminated effective as of the closing of the Company's initial public offering.

(d) Effective January 1, 1997, the Company began paying an annual advisory fee of $245,000 to A. Emmet Stephenson, Jr., Inc.

(e)      Consulting fees prior to rejoining the Company in February 1997.

(f) The Company does not provide perquisites or other personal benefits, securities, or property to the named executive officers which exceed $50,000 or 10% of such officer's total salary and bonus for 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information relating to options granted to purchase shares of the Company Common Stock under the StarTek, Inc. Stock Option Plan.



                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                               STOCK PRICE
                                        INDIVIDUAL GRANTS                             APPRECIATION FOR OPTION TERM
           ----------------------------------------------------------------------   -------------------------------
                       No. of Securities    % of Total
                       Underlying           Options           Exercise
                       Options/SARs         Granted to        or Base
                       Granted              Employees in      Price      Expiration       0%       5%       10%
Name                   (#)                  Fiscal Year       ($/Sh)        Date         ($)      ($)       ($)

E. Preston Sumner, Jr.  100,000                16.7%          $15.00      6/18/2007       0    943,000   2,391,000
Dennis M. Swenson        70,000                11.7            15.00      6/18/2007       0    660,000   1,673,000



         Upon the closing of the Company's initial public offering in June 1997, Messrs. Sumner and Swenson were granted options to purchase 100,000 shares and 70,000 shares of Company Common Stock, respectively, at an exercise price equal to the initial public offering price. The foregoing options have a term of ten years and, except as otherwise determined by the Option Committee, will vest 20% per year for a five-year period commencing on the first anniversary of closing the offering.

         The dollar amounts set forth under the Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term are the result of calculations of assumed annual rates of stock price appreciation from the date of grant to the date of expiration of such options of 0%, 5%, and 10%. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above.

                            COMPENSATION OF DIRECTORS

         Upon closing of the Company's initial public offering in June 1997, directors (other than the Chairman of the Board and the Chief Executive Officer) received a grant of an option to acquire 10,000 shares of Company Common Stock at $15.00 (offering price in the Company's initial public offering) per share under the Directors' Stock Option Plan. These options vested upon grant and expire on the earliest to occur of the tenth anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the Board of Directors for "cause". Each director (other than the Chairman of the Board and the Chief Executive Officer) will be automatically granted options to acquire 3,000 shares of common stock at an exercise price equal to market value of the Company Common Stock on the date of each annual meeting of stockholders thereafter at which such director is reelected. The Directors' Stock Option Plan is administered by the Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         A. Emmet Stephenson, Jr. serves as a director, Chairman of the Board, and a member of the Company's Compensation Committee. Except for Mr. Stephenson, no officers or employees of the Company participate in the deliberations of the Compensation Committee. The Compensation Committee makes salary decisions with input from the CEO, however the CEO does not participate in deliberations regarding his own compensation.

         See Summary Compensation Table for management fees and advisory fees paid to A. Emmet Stephenson, Jr., Inc.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

         The Company has not entered into any employment contracts, change of control arrangements, or termination of employment arrangements with any named executive officer.


                REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION

         This committee report is not deemed to be "soliciting material" or to be "filed" with Commission or subject to the Commission's proxy rules or to the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

         The Compensation Committee has responsibility for the following functions: (i) to recommend to the full Board of Directors the salary, bonus and other benefits, direct and indirect, of the Chairman, President and Chief Executive Officer, Executive Vice Presidents, members of the Board of Directors who are also involved in management of the Company, and such other officers of the Company as are designated from time to time by the Board of Directors; (ii) to review and submit recommendations concerning new executive compensation or stock plans; (iii) to establish and review corporate policies concerning management perquisites; (iv) to assess the Corporation's executive development plan, if any; and (v) to recommend director compensation.

         Total executive officer compensation is comprised of salary and grants of options to purchase Company Common Stock. Executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Company Common Stock. These grants are normally made at or above the fair market value on the date of grant with vesting over a five-year period. The amount of options granted is impacted both by the level of the employee within the Company's management and the amount of options previously granted to the employee. The Committee considers the value of each executive officer's contribution to the performance of the Company (including the CEO) in determining salary levels and grants of options.

         The 1997 salaries and other compensation of the three executive officers and the Chairman of the Board appear on the summary compensation table. From and after January 1, 1997, the Company will pay an annual advisory fee of $245,000 to A. Emmet Stephenson, Jr., Inc. (wholly-owned by A. Emmet Stephenson, Jr., Chairman of the Board). Michael W. Morgan, President and Chief Executive Officer, receives a base salary of $271,059. Effective as of February 18, 1997,
E. Preston Sumner, Jr., Executive Vice President and Chief Operating Officer, receives an annual base salary of $150,000. Effective as of January 1, 1997, Dennis M. Swenson, Executive Vice President and Chief Financial Officer, receives an annual base salary of $126,000. No changes in base compensation have been made since the Company's initial public offering. Additionally, no bonuses have been paid in this period. Option awards to the three executive officers appear on the summary compensation table.

                                         By the Compensation Committee:
                                         A. Emmet Stephenson, Jr.
                                         Thomas O. Ryder
                                         Ed Zschau

                             STOCK PERFORMANCE CHART

The following graph sets forth a stock market index:

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the Common Stock since consummation of the Company's Initial Public Offering in June 1997 with the cumulative total return of the New York Stock Exchange Composite Index (NYSE) and of the Russell 2000 Index (Russell) over the same period (assuming the investment on June 19, 1997 of $100 in each of Common Stock, New York Stock Exchange Composite Index (NYSE) and the Russell 2000 Index (Russell) and the reinvestment of dividends, if any). The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.




                               StarTek, Inc.           NYSE          Russell
                               Common Stock           Return          Return
                               -------------         --------        -------
6/19/97                          $   100              $   100        $   100
12/31/97                              76                  110            111




                                    [CHART]

The stock performance chart assumes $100 was invested June 19, 1997.

                                   PROPOSAL 2.

                       APPROVAL OF APPOINTMENT OF AUDITORS


         The Board of Directors has appointed Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as independent accountants for the Company and its consolidated subsidiaries for 1998. Ernst & Young LLP has been the Company's auditors since the year ended June 30, 1991, and has advised the Company that the firm does not have any direct or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company during the past five years other than its capacity as the Company's independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to be available to answer questions from stockholders.

         The Board of Directors unanimously recommends that stockholders vote FOR ratification and approval of the selection of Ernst & Young LLP as independent auditors for the Company for 1998.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices at, 111 Havana Street, Denver, Colorado 80010, no later than December 11, 1998 for inclusion in the Proxy Statement and Proxy relating to the 1999 Annual Meeting of Stockholders.

                                  MISCELLANEOUS

         The Company's Annual Report to Stockholders for the year ended December 31, 1997 is being furnished with this Proxy Statement to stockholders of record on March 23, 1998. The 1997 Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

         The management of the Company is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.



                                              By Order of the Board of Directors



                                              Dennis M. Swenson
                                              Secretary

Dated:  April 10, 1998

  THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, REQUIRED TO BE FILED WITH THE COMMISSION PURSUANT TO RULE 13a-1 OF THE EXCHANGE ACT FOR FISCAL YEAR ENDED DECEMBER 31, 1997 WILL BE FURNISHED, EXCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. A COPY MAY BE REQUESTED BY WRITING TO THE DIRECTOR OF PUBLIC RELATIONS, STARTEK, INC., 111 HAVANA STREET, DENVER, COLORADO 80010. ADDITIONALLY, THE ANNUAL REPORT ON FORM 10-K AND OTHER INFORMATION FILED BY THE COMPANY CAN BE INSPECTED AT AND OBTAINED FROM THE COMMISSION AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549, AND AT CERTAIN REGIONAL OFFICES OF THE COMMISSION LOCATED AT NORTHWESTERN ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661, AND THE 13TH FLOOR, 7 WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. THE COMMISSION MAINTAINS A WEBSITE AT HTTP://WWW.SEC.GOV THAT CONTAINS REPORTS, PROXIES, INFORMATION STATEMENTS, AND OTHER INFORMATION REGARDING THE COMPANY FILED ELECTRONICALLY WITH THE COMMISSION. THE COMPANY'S ANNUAL REPORT ON FORM 10-K CAN BE OBTAINED OVER THE INTERNET THROUGH THE COMPANY'S WEB SITE. THE COMPANY'S INTERNET ADDRESS IS HTTP://WWW.STARTEK.COM.

                                   APPENDIX A
                                   ----------

                         STARTEK, INC. AND SUBSIDIARIES

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

         All statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" or elsewhere in this report, that are not statements of historical facts are forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include
(i) the anticipated level of capital expenditures, (ii) the Company's belief that existing cash, short-term investments and available borrowing will be sufficient to finance the Company's operations; and (iii) statements relating to the Company or its operations that are preceded by terms such as "may", "will", "should", "anticipates", "expects", "believes", "plans", "future", "estimate", or "continue", and similar expressions.

         In accordance with the Private Securities Litigation Reform Act of 1995, the following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements; these include, but are not limited to, general economic conditions in the Company's markets, the loss of one or more of its significant clients, the loss or delayed implementation of a large project which could cause quarterly variations in the Company's revenues and earnings, difficulties of managing rapid growth, dependence on key personnel, dependence on key industries and trend toward outsourcing, risks associated with the Company's contracts, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, dependence on labor force, and highly competitive markets. All forward-looking statements herein are qualified in their entirety by the information set forth in the "Risk Factors" portion of the registrant's Prospectus dated June 18, 1997, which is incorporated herein by reference.

         The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this report.

OVERVIEW

         The Company has grown profitably by developing integrated, value-added outsourced services that enable its clients to provide their customers with high-quality services at lower costs than the clients' own in-house operations. StarTek has continuously expanded its business and facilities to offer additional services in response to the growing needs of its clients and to capitalize on market opportunities both domestically and internationally. From 1993 to 1997, the Company's revenues grew at a compound annual growth rate of 40.2%. For 1997, the Company's revenues increased approximately 24.5% to $89.2 million from $71.6 million for 1996. For 1997, pro forma net income increased approximately 51.3% to $5.9 million from $3.9 million for 1996. Management attributes this growth to the successful implementation of the Company's strategy of developing long-term strategic relationships with large clients in targeted industries.

         StarTek generates its revenues by providing integrated, value-added outsourced services throughout a product's life cycle, including product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, and inbound customer care and technical support teleservices. The Company generally recognizes revenues as services are performed under each contract. Substantially all of the Company's significant arrangements with its clients for its services generate revenues based, in large part, on the number and duration of customer inquiries (subject to certain minimum monthly payments) and the volume, complexity and type of components involved in the handling of the client's products. Changes in the number or type of components in the product units assembled by the Company may have an effect on the Company's revenues, independent of the number of product units assembled.

         A key element of the Company's ability to grow is the availability of capacity to respond quickly to the needs of new clients or the increased needs of existing clients. The Company's 138,000-square-foot facility in Denver, Colorado, which was initially occupied at the end of 1995, is approximately one-half utilized and capacity can be expanded to accommodate additional outsourced services. Management also believes that it can expand the capacity of its Greeley, Colorado and Hartlepool, England facilities. A new 35,000 square-foot facility is under construction in Greeley, Colorado. The Company has announced plans to open a 22,000 square foot facility in a leased building in Laramie, Wyoming. Management believes that its existing facilities are adequate for its current operations, but that additional facility capacity will be required to support continued growth. Management intends to maintain a certain amount of excess capacity to be able to respond to new or expanding client demands.



                                       A1

         The Company's cost of services primarily includes labor, telecommunications, materials and freight charges that are variable in nature, as well as certain facilities charges. Competitive vendor rates for materials, printing, compact disc duplication and packaging costs, together with competitive labor rates which comprise the majority of the Company's costs, have been and are expected to continue to be a key component of the Company's expenses. All other expenses, including expenses attributed to technology support, sales and marketing, human resource management and other administrative functions that are not allocable to specific client services, are recorded as selling, general and administrative ("SG&A") expenses. SG&A expenses tend to be either semi-variable or fixed in nature.

         From July 1992, through June 17, 1997, the Company operated as an S corporation and, accordingly, was not subject to federal or state income taxes. As an S corporation, in addition to general compensation for services rendered, the Company historically paid certain management fees, bonuses and other fees to the principal stockholders and/or their affiliates in amounts on an annual basis which were approximately equal to the annual earnings of the Company, and all such amounts were reflected as management fee expense in the consolidated statement of operations. Upon receipt of such management fees and bonuses, the principal stockholders historically contributed approximately 53% of such amounts to the Company to provide the Company with necessary working capital, with substantially all of the balance used to pay applicable federal and state income taxes. The amounts so contributed are reflected in additional paid-in-capital on the Company's consolidated balance sheet. Effective with the closing of the Company's initial public offering, these management fees and bonus arrangements were discontinued. See Note 1 to the Consolidated Financial Statements.

         Compensation has continued to be payable to the principal stockholders as general compensation for services rendered in the form of salaries, bonuses or advisory fees and all such payments are reflected in SG&A expenses on the consolidated statement of operations. At current rates, such payments aggregate approximately $516,000 annually. See Note 1 to the Consolidated Financial Statements.

         The S corporation status of the Company terminated in June 1997 in connection with closing the Company's initial public offering and, thereafter, the Company has been subject to federal and state income taxes. Pro forma net income (i) reflects elimination of management fee expense and (ii) includes a provision for federal, state and foreign income taxes at an effective rate of 37.3%.

         The Company frequently purchases components of its clients' products as an integral part of its supplier management services and in advance of providing its product assembly and packaging services. These components are shown as raw materials inventory in the Company's balance sheet. At the close of an accounting period, packaged and assembled products (together with other associated costs) are reflected as finished goods inventory, pending shipment. The Company generally has the right to be reimbursed by the client for unused inventory. Client-owned inventories are not reflected on the Company's consolidated balance sheet.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain statement of operations data expressed as a percentage of revenues.


                                                            YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------
                                             PRO FORMA
                                                1997         1997          1996            1995
                                             ---------     --------      ---------       --------
Revenues .................................     100.0%        100.0%        100.0 %        100.0 %
Cost of services .........................      80.7          80.7          80.0           80.1
                                              ------        ------        ------         ------
Gross profit .............................      19.3          19.3          20.0           19.9
SG&A expenses ............................       9.8           9.8          10.8           12.8
Management fee expense ...................        --           3.5           8.6            6.3
                                              ------        ------        ------         ------
Operating profit .........................       9.5           6.0           0.6            0.8
Net interest income (expense) and other...       1.0           1.0          (0.5)          (1.0)
                                              ------        ------        ------         ------
Income (loss) before income taxes ........      10.5           7.0           0.1           (0.2)
Income tax expense .......................       3.9           2.3           0.2             --
                                              ------        ------        ------         ------
Net income (loss) ........................       6.6%          4.7%         (0.1)%         (0.2)%
                                              ======        ======        ======         ======



                                       A2

         The following table sets forth certain unaudited pro forma condensed consolidated statement of operations data expressed in dollars and as a percentage of revenues for the years ended 1996 and 1995.

                                                             1996                                        1995
                                               ---------------------------------          ---------------------------------
                                                 DOLLARS                 %                  DOLLARS                  %
                                               ------------         ------------          ------------         ------------
                                                     (DOLLARS IN THOUSANDS,                     (DOLLARS IN THOUSANDS,
                                                       EXCEPT SHARE DATA)                         EXCEPT SHARE DATA)
Revenues .................................     $     71,584                100.0%         $     41,509                100.0%
Cost of services .........................           57,238                 80.0                33,230                 80.1
                                               ------------         ------------          ------------         ------------
Gross profit .............................           14,346                 20.0                 8,279                 19.9
SG&A expenses ............................            7,764                 10.8                 5,341                 12.8
                                               ------------         ------------          ------------         ------------
Operating profit (loss) ..................            6,582                  9.2                 2,938                  7.1
Net interest income (expense) and other...            (372)                (0.5)                 (396)                (1.0)
                                               ------------         ------------          ------------         ------------
Income before income taxes ...............            6,210                  8.7                 2,542                  6.1
Income tax expense .......................            2,316                  3.3                   948                  2.3
                                               ------------         ------------          ------------         ------------
Net income (loss) ........................            3,894                  5.4%         $      1,594                  3.8%
                                               ============         ============          ============         ============

Pro forma net income per share ...........     $       0.34
Weighted average shares outstanding ......       11,361,904


         Pro forma adjustments are described in Note 2 to the consolidated financial statements.

1997 Compared to 1996

         Revenues. Revenues increased $17.6 million, or 24.5%, to $89.2 million for 1997 from $71.6 million for 1996. This increase was primarily from existing clients. A portion of the revenues for 1996 were attributable to two large projects, which generated unusually high revenues.

         Cost of Services. Cost of services increased $14.7 million, or 25.8%, to $71.9 million for 1997 from $57.2 million for 1996. As a percent of revenues, cost of services increased 0.7%. Factors pertaining to this increase were decreased labor utilization, primarily from Greeley capacity restraints in latter 1997, increased training costs and a greater penetration of business with a large client at lower relative margins. These increased cost factors were partially offset by the absence of start-up costs in Denver and product rework cost as compared to 1996.

         Gross Profit. As a result of the foregoing factors, gross profit increased $2.8 million, or 19.6%, to $17.2 million for 1997 from $14.3 million for 1996. As a percentage of revenues, gross profit decreased to 19.3% for 1997 from 20.0% for 1996.

         Selling, General and Administrative Expenses. SG&A expenses increased $0.9 million, or 12.0%, to $8.7 million for 1997 from $7.8 million for 1996, primarily as a result of increased personnel costs incurred to service increasing business. As a percentage of revenues, SG&A expenses decreased to 9.8% for 1997 from 10.8% for 1996, reflecting the spreading of fixed and semi-variable costs over a larger revenue base.

         Management Fee Expense. Management fee expense decreased $3.1 million, or 49.3%, to $3.1 million for 1997 from $6.2 million for 1996. As a percentage of revenues, management fee expense decreased to 3.5% for 1997 from 8.6% for 1996. The Company paid management fees and bonuses of $3.1 million in the period from January 1, 1997 through the closing of the Company's initial public offering in June 1997, at which time these management fees and bonus arrangements were discontinued. These management fee and bonus payments gave consideration to operating profits and the effects of certain expense timing differences for book and tax purposes. Management fee expense was determined by the Board of Directors and related primarily to changes in operating profit of the Company for 1996.

         Operating Profit. As a result of the foregoing factors, operating profit increased $4.9 million, or 1200%, to $5.3 million for 1997 from $0.4 million for 1996. As a percentage of revenues, operating profit increased to 6.0% for 1997 from 0.6% for 1996.




                                       A3

         Net Interest Expense (Income) and Other. Net interest expense (income) and other was $0.9 million income for 1997, while it was $0.4 million expense in 1996. This increase in net interest earnings was primarily due to interest earnings from the net proceeds of the Company's initial public offering in June 1997 and the substantial absence of line-of-credit borrowing during the third and fourth quarters of 1997

         Income Before Income Taxes. As a result of the foregoing factors, income before income taxes increased $6.3 million to $6.3 million for 1997 from zero for 1996. As a percentage of revenues, income before income taxes increased to 7.0% for 1997 from 0.1% for 1996.

         Income Tax Expense. The Company operated as an S corporation for federal and state income tax purposes until termination of S corporation status in connection with the Company's initial public offering. Accordingly, the Company was not subject to federal or state income taxes through June 17, 1997. During 1997, a provision for income taxes as a C corporation was made for the period June 18, 1997 through December 31, 1997, as adjusted for a foreign tax benefit item, less a one-time credit to record a net deferred tax asset of $0.3 million upon termination of S corporation status. A provision for foreign income taxes of $0.1 million was made in 1996.

         Net Income (Loss). Based on the factors discussed above, net income increased $4.3 million, to $4.2 million for 1997 from $(0.1) million for 1996. As a percentage of revenues, net income increased to 4.7% for the year ended December 31, 1997 from (0.1)% for 1996.

         Pro Forma Management Fee Expense; Pro Forma Operating Profit; Pro Forma Income Before Income Taxes; Pro Forma Income Taxes and Pro Forma Net Income. Pro forma amounts reflect the elimination of management fees and bonuses paid to stockholders and their affiliates as these fees and bonuses were discontinued upon closing of the Company's initial public offering, and provide for related income taxes at 37.3% of pre-tax income as if the Company were taxed as a C corporation. As a result of the foregoing factors: (1) pro forma management fee expense is zero for 1997 and 1996; (2) pro forma operating profit increased $1.9 million, or 28.5% to $8.5 million for 1997 from $6.6 million for 1996; (3) pro forma income before income taxes increased $3.2 million, or 51.3%, to $9.4 million for 1997 from $6.2 million in 1996; (4) pro forma income taxes increased $1.2 million, or 51.4%, to $3.5 million for 1997 from $2.3 million 1996; and (5) pro forma net income increased $2.0 million, or 51.3% to $5.9 million for 1997 from $3.9 million for 1996.

1996 Compared to 1995

         Revenues. Revenues increased $30.1 million, or 72.5%, to $71.6 million for 1996 from $41.5 million for 1995. This increase was primarily attributable to the addition of a significant new client in April 1996. Revenues for 1996 reflect the addition of the Denver facility, which opened at the end of 1995.

         Cost of Services. Cost of services increased $24.0 million, or 72.2%, to $57.2 million for 1996 from $33.2 million for 1995. As a percentage of revenues, cost of services was relatively unchanged at 80.0% for 1996 from 80.1% for 1995.

         Gross Profit. As a result of the foregoing factors, gross profit increased $6.0 million, or 73.3%, to $14.3 million for 1996 from $8.3 million for 1995. As a percentage of revenues, gross profit was relatively unchanged at 20.0% for 1996 from 19.9% for 1995.

         Selling, General and Administrative Expenses. SG&A expenses increased $2.4 million, or 45.4%, to $7.8 million for 1996 from $5.3 million for 1995. As a percentage of revenues, SG&A expenses decreased to 10.8% for 1996 from 12.8% for 1995, reflecting the spreading of fixed and semi-variable costs over a larger revenue base.

         Management Fee Expense. Management fee expense increased $3.6 million, or 137.4%, to $6.2 million for 1996 from $2.6 million for 1995. As a percentage of revenues, management fee expense increased to 8.6% for 1996 from 6.3% for 1995. Management fee expense was determined by the Board of Directors and related primarily to changes in operating profit of the Company. Effective with the closing of the initial public offering in June 1997, these management fee and bonus arrangements were discontinued.

         Operating Profit. As a result of the foregoing factors, operating profit increased $0.1 million, or 21.3%, to $0.4 million for 1996 from $0.3 million for 1995. As a percentage of revenues, operating profit decreased to 0.6% for 1996 from 0.8% for 1995.


                                       A4

         Net Interest Expense (Income) and Other. Net interest expense (income) and other remained relatively unchanged at $0.4 million expense for 1996 and 1995. As a percentage of revenues, net interest expense (income) and other decreased to 0.5% expense for 1996 from 1.0% expense for 1995, reflecting lower outstanding borrowings relative to revenues of the Company.

         Income (Loss) Before Income Taxes. As a result of the foregoing factors, income before income taxes increased $0.1 million to zero for 1996 from $(0.1) million loss before income taxes for 1995. As a percentage of revenues, income before income taxes increased to 0.1% for 1996 from (0.2)% for 1995.

         Income Tax Expense. The Company operated as an S corporation for federal and state income tax purposes and, accordingly, was not subject to federal or state income taxes. The Company was, however, subject to certain foreign income taxes.

         Net Income (Loss). Based upon its S corporation status and the factors discussed above, net loss remained relatively unchanged at $(0.1) million for 1996 and 1995. As a percentage of revenues, net loss for 1996 and 1995 remained relatively unchanged at 0.1% and 0.2%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

         Prior to its initial public offering in June 1997, the Company funded its operations and capital expenditures primarily through cash flow from operations, borrowings under various lines of credit, capital lease arrangements, short-term borrowings from its stockholders and their affiliates, and additional capital contributions by its stockholders. In November 1997, the Company replaced its previous $3.5 million line of credit with Norwest Business Credit, Inc. with a $5.0 million revolving line of credit with Norwest Bank (the "Bank"), which matures on April 30, 1999. Borrowings under the line of credit bear interest at the Bank's prime rate. Under this line of credit, the Company is required to maintain working capital of $17.5 million and tangible net worth of $25 million. The Company may not pay dividends in an amount which would cause a failure to meet these financial covenants. Collateral for the line of credit is the accounts receivable of the Company and subsidiaries.

         The Company completed an initial public offering of common stock on June 24, 1997. The net proceeds, after deducting underwriting discounts and commissions and offering expenses, were approximately $41.0 million. From the net proceeds, the Company repaid substantially all of its outstanding indebtedness, which included approximately $5.0 million of bank and mortgage indebtedness, $1.8 million of capital lease obligations and $8.0 million of notes payable to principal stockholders arising from an S corporation dividend in an amount approximating the additional paid-in capital and retained earnings of the Company as of the closing date. The balance of the net proceeds (approximately $26.2 million) are for working capital and other general corporate purposes, including approximately $8.0 million for capital expenditures to expand into new facilities and build-out its existing facilities, and to potentially make strategic acquisitions of complementary businesses. The Company has acquired land and is in the process of constructing a new facility in Greeley, Colorado. The estimated cost to complete and finish the facility is approximately $3.5 million, of which $2.9 million was under contract with construction contractors and suppliers at December 31, 1997. In connection with the new Greeley facility, the Company acquired land for $0.3 million and financed the purchase through a non-interest bearing ten-year promissory note. The note shall decline on an equal basis, without payment, over ten years so long as the Company does not sell or transfer the parcel or fail to continuously operate thereon a customer service center. The Company has announced plans to open a facility on leased property in Laramie, Wyoming. The Company has contracted for $0.8 million of equipment in connection with the Laramie facility.

         The Company had cash, cash equivalents and short-term investments available for sale of $34.3 million at December 31, 1997. The Company's working capital was $38.7 million.

         The Company agreed to finance telecommunications computer hardware and software through a 36 month operating lease which became effective April 1997. Monthly payments approximate $28,500.

         Net cash provided by operating activities increased to $6.1 million for 1997 from $1.4 million for 1996. The principal causes of this $4.7 million change were (i) an increase of $4.2 million in net income, (ii) an increase in net accounts payable and accrued liabilities, (iii) the absence of a significant change in inventories, offset by (iv) an increase in accounts receivable. Net cash provided by operating activities increased to $1.4 million for the year ended December 31, 1996 from net cash used in operating activities of $1.5 million for 1995. The principal causes of this $2.9 million change were (i) an increase in depreciation and amortization and (ii) a decrease in accounts receivable, partially offset by a decrease in accounts payable (net of an increase in accrued and other liabilities) and an increase in inventories.


                                       A5

         Net cash used in investing activities increased to $10.5 million for 1997 from $0.7 million for 1996. The principal causes for this increase were purchases of short-term investments of $7.5 million and increased purchases of property, plant and equipment. Net cash used in investing activities was $0.7 million for the year ended December 31, 1996 as compared to $1.3 million of net cash used in investing activities for 1995. The principal cause for this decrease related to reduced purchases of property, plant and equipment in 1996.

         Net cash provided from financing activities increased to $28.6 million in 1997 from $1.4 million for 1996. The principal causes of this increase were
(i) the $41.0 million net proceeds from the Company's initial public offering and (ii) a reduction in principal payments on an affiliate note, partially offset by (iii) a reduction in contributed capital from principal stockholders,
(iv) a dividend to the principal stockholders and (v) the repayment of substantially all of the Company's indebtedness. Net cash provided by financing activities decreased to $1.4 million for the year ended December 31, 1996 from $3.2 million for 1995. The principal causes for this decrease were (i) reduced bank borrowings in 1996 and (ii) payments of notes payable-affiliate and stockholder in 1996, partially offset by increases in contributed capital.

         The Company believes that cash flow from operations and net proceeds to the Company from its initial public offering, together with available funds under the line of credit, will be sufficient to support its operations and capital expenditures and liquidity requirements for the next 12 months and anticipated operations and cash expenditures for the foreseeable future. However, long-term capital requirements depend on many factors including, but not limited to, the rate at which the Company expands its business, whether internally or through acquisitions and strategic alliances. To the extent that the funds generated from the sources described above are insufficient to fund the Company's activities in the short or long term, the Company will be required to raise the additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms acceptable to the Company.

QUARTERLY RESULTS

         Note 15 to the Consolidated Financial Statements reflects unaudited statement of operations data for the quarters in 1997 and 1996 on a historical and pro forma basis. The unaudited historical quarterly information has been prepared on the same basis as the annual information and, in management's opinion, includes all adjustments necessary to present fairly the information for the quarters presented.

         The following table sets forth certain unaudited historical and pro forma statement of operations data, expressed as a percentage of revenues.


                                                  1997 QUARTERS ENDED                       1996 QUARTERS ENDED
                                          -----------------------------------      ---------------------------------------
                                          MAR 31     JUN 30   SEPT 30  DEC 31      MAR 31     JUN 30    SEPT 30     DEC 31
                                          ------     ------   -------  ------      ------     ------    -------     ------
Historical:
     Revenues .....................       100.0%     100.0%   100.0%   100.0       100.0%     100.0%     100.0%     100.0%
     Gross profit .................        23.6       21.9     19.4     16.0        16.8       21.2       21.2       20.6
     SG&A expenses ................        13.0       12.1     10.6      6.8        11.2       13.2       11.3        9.1
     Management fee expense .......         4.7       14.5       --       --         1.3        5.0        3.2       17.8
     Operating profit (loss) ......         5.9       (4.7)     8.8      9.2         4.3        3.0        6.7       (6.3)

Pro forma:
     Revenues .....................       100.0%     100.0%                        100.0%     100.0%     100.0%     100.0%
     Gross profit .................        23.6       21.9                          16.8       21.2       21.2       20.6
     SG&A expenses ................        13.0       12.1                          11.2       13.2       11.3        9.1
     Management fee expense .......          --         --                            --         --         --         --
     Operating profit (loss) ......        10.6        9.8                           5.6        8.0        9.9       11.5



                                       A6

         The Company's business is highly seasonal. Historically, the Company's revenues have been significantly lower in the first and second quarters of each year due to the timing of its client's marketing programs and the introduction of new products, which are typically geared toward the Christmas holiday season. Additionally, the Company has experienced, and expects to experience in the future, quarterly variations in operating results as a result of a variety of factors, many of which are outside the Company's control, including: (i) the timing of new projects; (ii) the expiration or termination of existing projects;
(iii) the timing of increased expenses incurred to obtain and support new business; (iv) the seasonal pattern of certain of the businesses served by the Company; and (v) the cyclical nature of certain clients' businesses. If the Company's revenues are below management's expectations in any given quarter, StarTek's operating results could be materially adversely affected for that quarter.

         For the quarterly periods in 1997 and 1996, revenues fluctuated principally due to the seasonal pattern of certain of the businesses served by the Company and the continuing effect of the net addition of new client programs. Revenues in the first quarter of 1997 as compared to the fourth quarter of 1996 declined principally due to the seasonal pattern of certain businesses serviced by the Company. Revenues in the second quarter of 1996 were higher than expected, as compared to prior seasonal patterns, due to increased activities for a significant new client that began business with the Company in that quarter; this business continued in 1997.

         For the quarterly periods in 1997 and 1996, gross profit fluctuations as a percentage of revenues were significantly influenced by the mix of services performed for clients. Gross profit as a percentage of revenues was lower than expected in the first and second quarters of 1996, partially as a result of product rework costs. In addition, the first quarter of 1996 was adversely affected by start-up costs of the Denver facility, which opened at the end of 1995. Gross profit as a percentage of revenues in the first quarter of 1997 as compared to the fourth quarter of 1996 increased principally because of improved labor utilization and the mix of services performed for clients. Gross profit as a percentage of revenues in the second quarter of 1997, as compared to the first quarter of 1997, declined primarily because of increased work for a major client and other clients at lower relative margins. Gross profit as a percentage of revenues in the third quarter of 1997, as compared to the second quarter of 1997, decreased primarily due to lower labor utilization and increased work for a major client at lower relative margins. Gross profit as a percentage of revenues in the fourth quarter of 1997, as compared to the third quarter of 1997, decreased primarily due to lower labor utilization primarily from Greeley capacity constraints, increased training costs and a greater penetration of business with a significant client at lower relative margins.

         For the quarterly periods in 1997 and 1996, SG&A expenses as a percentage of revenues fluctuated principally due to the spreading of fixed and semi-variable costs over a revenue base that fluctuates from quarter to quarter.

         The Company paid management fees and bonuses of $3.1 million in the period January 1, 1997 through the closing of the Company's initial public offering in June 1997, at which time these management fees and bonus arrangements were discontinued. These 1997 management fees and bonus arrangements gave consideration to operating profits and the effects of certain expense timing differences for book and tax purposes. For the quarterly periods in 1996, management fee expense fluctuated as a percentage of revenues generally based on estimated tax requirements of the recipients of the management fees and bonuses in the first three quarters of each year and, in the fourth quarter of the year, on cumulative operating profits for the entire year less management fee expense for the preceding three quarters.

         Operating profit (loss) fluctuated within the quarterly periods of 1997 and 1996 based primarily on the factors noted above.

         The unaudited pro forma quarterly information for the first two quarters of 1997 and all of 1996 presents the effects on operating profit of the elimination of management fee expense paid to stockholders and their affiliates as these fees were discontinued effective with closing of the Company's initial public offering and no further management fees will be payable thereafter by the Company.

YEAR 2000 COMPLIANCE

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Some of the Company's older computer programs fall into this category. As a result, those programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.



                                       A7

         The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost is currently estimated at approximately $100,000.

         The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The Company believes, with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 Issue could have a material adverse impact on the operations of the Company.

         The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

INFLATION AND GENERAL ECONOMIC CONDITIONS

         Although the Company cannot accurately anticipate the effect of inflation on its operations, the Company does not believe that inflation has had, or is likely in the foreseeable future to have, a material effect on its results of operations or financial condition.


                                       A8

                                   APPENDIX B
                                   ----------

                           ANNUAL FINANCIAL STATEMENTS
                           ---------------------------



                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
StarTek, Inc.

    We have audited the accompanying consolidated balance sheets of StarTek, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of StarTek, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                                   ERNST & YOUNG LLP




Denver, Colorado
February 20, 1998



                                       B1

                         STARTEK, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS
                                                                           DECEMBER 31,
                                                                      ----------------------
                                                                        1997          1996
                                                                      --------      --------
Current assets:
  Cash and cash equivalents .....................................     $ 26,960      $  2,742
  Short-term investments available for sale .....................        7,356            --
  Trade accounts receivable, less allowance for doubtful
    accounts of $383 and $311 in 1997 and 1996,
    respectively ................................................       12,518        11,031
  Inventories (Note 4) ..........................................        2,539         2,535
  Deferred income tax (Note 9) ..................................          440            --
  Prepaid expenses and other ....................................          205           140
                                                                      --------      --------
Total current assets ............................................       50,018        16,448
Property, plant and equipment, net (Note 5) .....................        8,151         6,528
Other assets ....................................................            3             3
                                                                      --------      --------
Total assets ....................................................     $ 58,172      $ 22,979
                                                                      ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit (Note 6) .......................................     $     --      $  3,500
  Accounts payable ..............................................        9,387         6,962
  Accrued liabilities ...........................................        1,292         1,584
  Income taxes payable (Note 9) .................................          106            --
  Current portion of capital lease obligations ..................           82           917
  Current portion of long-term debt .............................           26             6
  Other .........................................................          421           584
                                                                      --------      --------
Total current liabilities........................................       11,314        13,553
Capital lease obligations, less current portion (Note 7) ........          121         1,504
Long-term debt, less current portion (Note 8) ...................          435           548
Deferred income tax (Note 9) ....................................          231            --
Other ...........................................................           65           271
Commitments (Notes 5 and 7)

Stockholders' equity (Notes 11 and 12):
  Common stock ..................................................          138             1
  Additional paid-in capital ....................................       41,661         6,148
  Cumulative translation adjustment .............................           70           129
  Unrealized holding loss on available for sale investments .....          (92)           --
  Retained earnings .............................................        4,229         1,038
  Note receivable-stockholder for the exercise of stock
    options .....................................................           --          (213)
                                                                      --------      --------
Total stockholders' equity ......................................       46,006         7,103
                                                                      --------      --------
Total liabilities and stockholders' equity ......................     $ 58,172      $ 22,979
                                                                      ========      ========


                            See accompanying notes.


                                       B2

                         STARTEK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------------------------
                                                              PRO FORMA
                                                            1997 (NOTE 2)          1997                 1996                1995
                                                            -------------       -----------         -----------         -----------
                                                            (UNAUDITED)
Revenues..................................................  $    89,150         $    89,150         $    71,584         $    41,509
Cost of services..........................................       71,986              71,986              57,238              33,230
                                                            -----------         -----------         -----------         -----------
Gross profit..............................................       17,164              17,164              14,346               8,279
Selling, general and administrative
     expenses.............................................        8,703               8,703               7,764               5,341
Management fee expense (Note 2)...........................           --               3,126               6,172               2,600
                                                            -----------         -----------         -----------         -----------
Operating profit..........................................        8,461               5,335                 410                 338
Net interest income (expense) and other
     (Note 10)............................................          933                 933                (372)               (396)
                                                            -----------         -----------         -----------         -----------
Income (loss) before income taxes.........................        9,394               6,268                  38                 (58)
Income tax expense (Notes 2 and 9)........................        3,504               2,110                 112                  --
                                                            -----------         -----------         -----------         -----------
Net income (loss).........................................  $     5,890         $     4,158         $       (74)        $       (58)
                                                            ===========         ===========         ===========         ===========
Pro forma net income per share
     (Note 2).............................................  $      0.47
Shares outstanding (Note 2)...............................   12,652,680

                            See accompanying notes.



                                       B3

                         STARTEK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (DOLLARS IN THOUSANDS)


                                                                            YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------
                                                                     1997            1996            1995
                                                                   --------        --------        --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ..........................................       $  4,158        $    (74)       $    (58)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization ............................          1,829           1,438             873
  Deferred income taxes ....................................           (153)             --              --
  Changes in operating assets and liabilities:
         Accounts receivable ...............................         (1,487)          2,231          (6,225)
         Inventories .......................................             (4)         (1,177)           (471)
         Prepaid expenses and other assets .................            (65)             87             (75)
         Accounts payable ..................................          2,425          (2,744)          4,147
         Accrued and other liabilities .....................           (555)          1,657             283
                                                                   --------        --------        --------
Net cash provided by (used in) operating activities ........          6,148           1,418          (1,526)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment, net ............         (3,191)         (1,333)         (2,104)
Purchase of investments ....................................         (7,504)
Collections on notes receivable-stockholders ...............            213             663             110
Collections on notes receivable-affiliate ..................             --              --             668
                                                                   --------        --------        --------
Net cash used in investing activities ......................        (10,482)           (670)         (1,326)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from line of credit borrowings ................         (3,500)             49           1,452
Principal payments on borrowings ...........................         (1,854)             (7)             (2)
Proceeds from borrowings and capital lease obligations .....          1,500             819             362
Principal payments on capital lease obligations ............         (2,218)           (847)           (590)
Principal payments on notes payable-stockholders ...........             --            (738)             --
Dividend to S corporation principal stockholders ...........         (8,000)             --              --
Proceeds from (principal payments on) note payable-
  affiliate ................................................             --          (1,112)          1,112
Issuance of common stock ...................................             --              --             107
Net proceeds from initial public offering of common
  stock ....................................................         41,042              --              --
Contributed capital ........................................          1,641           3,240             867
Repurchase of common stock .................................             --              --            (129)
                                                                   --------        --------        --------
Net cash provided by financing activities ..................         28,611           1,404           3,179
Effect of exchange rate changes on cash ....................            (59)            139               5
                                                                   --------        --------        --------
Net increase in cash and cash equivalents ..................         24,218           2,291             332
Cash and cash equivalents at beginning of year .............          2,742             451             119
                                                                   --------        --------        --------
Cash and cash equivalents at end of year ...................       $ 26,960        $  2,742        $    451
                                                                   ========        ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .....................................       $    368        $    535        $    366
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Equipment acquired or refinanced under capital leases ......             --        $  1,017        $  1,672
Note received in exchange for the purchase of common
  stock from options exercised .............................             --              --        $    213
Land acquired under long-term debt .........................       $    261              --              --
Unrealized losses, net of deferred taxes of $56 ............       $     92              --              --



                            See accompanying notes.


                                       B4

                         STARTEK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                                        UNREALIZED
                                                                                                                         HOLDING
                                                                                                                         LOSS ON
                                                                COMMON STOCK            ADDITIONAL     CUMULATIVE       AVAILABLE
                                                        ---------------------------      PAID-IN      TRANSLATION       FOR SALE
                                                          SHARES          AMOUNT         CAPITAL       ADJUSTMENT      INVESTMENTS
                                                        -----------     -----------    -----------     -----------     -----------
Balance, January 1, 1995 ...........................         42,537     $         1    $     1,850     $       (15)    $        --
     Issuance of stock for cash ....................            820              --             89              --              --
     Issuance of stock for options exercised .......          1,728              --            231              --              --
     Note receivable-stockholder ...................             --              --             --              --              --
     Repurchase of stock ...........................         (1,885)             --           (129)             --              --
     Contributed capital ...........................             --              --            867              --              --
     Translation gain ..............................             --              --             --               5              --
     Net loss ......................................             --              --             --              --              --
                                                        -----------     -----------    -----------     -----------     -----------
Balance, December 31, 1995 .........................         43,200               1          2,908             (10)             --
     Contributed capital ...........................             --              --          3,240              --              --
     Translation gain ..............................             --              --             --             139              --
     Net loss ......................................             --              --             --              --              --
                                                        -----------     -----------    -----------     -----------     -----------
Balance, December 31, 1996 .........................         43,200               1          6,148             129              --
     Payment of note receivable-stockholder ........             --              --             --              --              --
     Contribution of StarTek Europe, Ltd. ..........         (9,582)             --             --              --              --
     Contributed capital ...........................             --              --          1,641              --              --
     322.1064-for-one common stock split
          effected by stock dividend, immediately
          prior to closing of initial public
          offering (Note 11) .......................     10,794,953             107           (107)             --              --
     Dividend to principal stockholders
          (Note 11) ................................             --              --         (7,033)             --              --
     Issuance of common stock pursuant to initial
          public offering, net of stock issuance
          costs of $3,958 ..........................      3,000,000              30         41,012              --              --
     Unrealized investment holding loss ............             --              --             --              --             (92)
     Translation loss ..............................             --              --             --             (59)             --
     Net income ....................................             --              --             --              --              --
                                                        -----------     -----------    -----------     -----------     -----------
Balance, December 31, 1997 .........................     13,828,571     $       138    $    41,661     $        70     $       (92)
                                                        ===========     ===========    ===========     ===========     ===========
                                                                          NOTE             TOTAL
                                                         RETAINED       RECEIVABLE-    STOCKHOLDERS'
                                                         EARNINGS       STOCKHOLDER       EQUITY
                                                        -----------     -----------    ------------
Balance, January 1, 1995 ...........................    $     1,170     $        --    $      3,006
     Issuance of stock for cash ....................             --              --              89
     Issuance of stock for options exercised .......             --              --             231
     Note receivable-stockholder ...................             --            (213)           (213)
     Repurchase of stock ...........................             --              --            (129)
     Contributed capital ...........................             --              --             867
     Translation gain ..............................             --              --               5
     Net loss ......................................            (58)             --             (58)
                                                        -----------     -----------     -----------
Balance, December 31, 1995 .........................          1,112            (213)          3,798
     Contributed capital ...........................             --              --           3,240
     Translation gain ..............................             --              --             139
     Net loss ......................................            (74)             --             (74)
                                                        -----------     -----------     -----------
Balance, December 31, 1996 .........................          1,038            (213)          7,103
     Payment of note receivable-stockholder ........             --             213             213
     Contribution of StarTek Europe, Ltd. ..........             --              --              --
     Contributed capital ...........................             --              --           1,641
     322.1064-for-one common stock split
          effected by stock dividend, immediately
          prior to closing of initial public
          offering (Note 11) .......................             --              --              --
     Dividend to principal stockholders
          (Note 11) ................................           (967)             --          (8,000)
     Issuance of common stock pursuant to initial
          public offering, net of stock issuance
          costs of $3,958 ..........................             --              --          41,042
     Unrealized investment holding loss ............             --              --             (92)
     Translation loss ..............................             --              --             (59)
     Net income ....................................          4,158              --           4,158
                                                        -----------     -----------     -----------
Balance, December 31, 1997 .........................    $     4,229     $        --     $    46,006
                                                        ===========     ===========     ===========





                             See accompanying notes.




                                       B5

                         STARTEK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     StarTek, Inc. (the "Company" or "StarTek") was incorporated in Delaware on December 30, 1996. Prior to the formation of the Company, StarTek USA, Inc. and StarTek Europe, Ltd. (previously named StarPak, Inc. and StarPak International, Ltd., respectively, and whose stockholder groups were substantially identical) conducted business as affiliates under common control. Effective January 1, 1997, the stockholders of StarTek USA, Inc. exchanged all of the outstanding shares of capital stock of StarTek USA, Inc. for shares of common stock of the Company, and StarTek USA, Inc. became a wholly-owned subsidiary of the Company. Effective January 24, 1997, the stockholders of StarTek Europe, Ltd. contributed all of its outstanding shares of capital stock to the Company and StarTek Europe, Ltd. became a wholly-owned subsidiary of the Company. Because the shareholder groups of StarTek USA, Inc. and StarTek Europe, Ltd. were substantially identical and the relative holdings of the individual stockholders in StarTek were not altered as a result of the contributions, the formation of StarTek has been treated as a combination of entities under common control and accounted for as if it were a pooling of interests. References to the Company and StarTek include these combined entities.

     Financial statements for periods prior to January 1, 1997 reflect the combined accounts of StarTek USA, Inc. and StarTek Europe, Ltd. After January 1, 1997, the accompanying consolidated financial statements include the accounts of StarTek, Inc. and its wholly-owned subsidiaries, StarTek USA, Inc. and StarTek Europe, Ltd. All significant intercompany transactions have been eliminated.

     Business Operations

     The Company is an international provider of integrated, value added outsourced services primarily for Fortune 500 companies in targeted industries. The Company offers a wide spectrum of services through a product's life cycle, including product order teleservices, supplier management, product assembly and packaging, product distribution, product fulfillment, customer care and technical support teleservices. The Company has operations in North America, Europe and Asia.

     Capital Stock

     Immediately prior to the closing of the Company's initial public offering in June 1997, the Company declared a 322.1064-for-one stock split of the Company's common stock. All references in the notes to the consolidated financial statements to shares and related prices in per share calculations, per share amounts and stock option plan data have been restated to reflect the split.

     Foreign Currency Translation

     Translation gains and losses, net of applicable deferred income taxes, are accumulated as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in determining net income (loss). Such gains and losses were not material for any period presented.

     New Accounting Standards

     In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128), which supersedes Accounting Principles Board Opinion No. 15. Under FAS 128, basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. For the periods presented, the additional shares assuming dilution has no impact on earnings per share because the average price per share of common stock during the period was less than the exercise price of the options.




                                       B6

                         STARTEK, INC. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income, which is effective in 1998 for the Company. The statement establishes new rules for the reporting and display of comprehensive income. Comprehensive income is defined essentially as all changes in stockholders' equity, exclusive of transactions with owners.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which is effective for 1998 for the Company. The Statement changes the way companies report segment information in annual financial statements by requiring the "management approach" for reporting financial and descriptive information about operating segments. The impact of the adoption of Statement No. 131 is not known at this time. Information presented under Statement No. 131 must be restated to 1997 and 1996.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition

     Revenues recognized as services are generally performed under client purchase orders, which services may include product order teleservices, supplier management, product assembly and packaging, product distribution, product order fulfillment, and customer care technical support teleservices.

     Training

     Costs of training pertaining to start-up and ongoing projects are expensed as incurred.

     Fair Value of Financial Instruments

     Financial instruments consist of cash and cash equivalents, short-term investments available for sale, accounts receivable and payable, notes receivable, debt and capital lease obligations. The carrying values of cash and cash equivalents, and accounts receivable and payable approximate fair value. Short-term investments for sale are reported at fair value. Management believes the difference between the fair values and carrying values of debt and capital lease obligations would not be materially different because interest rates approximate market rates for material items.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Short-Term Investments Available for Sale

     Available-for-sale investments consist of debt securities which are reported at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. There have been no unrealized gains and losses or declines in value judged to be other than temporary on available-for-sale investments. The cost of investments sold is based on the specific identification method. Interest on investments classified as available-for-sale is included in interest income.




                                       B7

                         STARTEK, INC. AND SUBSIDIARIES

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Costs related to the internal development of software are expensed as incurred.

     Depreciation and amortization of equipment are computed using the straight-line method based on the following estimated useful lives:

                                                           Estimated Useful Life
                                                           ---------------------
     Buildings.................................................. 30 years
     Equipment, and equipment acquired under capital leases ....  3 to 5 years
     Furniture and fixtures ....................................  7 years

     Income Taxes

     Effective July 1, 1992, StarTek USA, Inc. elected Subchapter S status for income tax purposes, and StarTek Europe, Ltd. elected Subchapter S status at inception. On June 17, 1997, Subchapter S status was terminated and the Company has thereafter been taxable as a C corporation. During the Subchapter S status period, income and expenses of the Company were reportable on the tax returns of the stockholders, and no provision was made for federal and state income taxes. The Company is subject to foreign income taxes on certain of its operations.

     Management Fee Expense

     Historically, in addition to general compensation for services rendered, certain S corporation stockholders and an affiliate have been paid certain management fees, bonuses and other fees in connection with services rendered to the Company, which have not been included in selling, general and administrative expense. Such management fees have been reflected as management fee expense as set forth below. Effective with the closing of the Company's initial public offering in June 1997, these management fees, bonuses and other fees were discontinued.

     After the closing of the initial public offering in June 1997, all compensation payable to persons who are now stockholders of the Company (or an affiliate of such stockholder) are in the form of advisory fees, salaries and bonuses (which at current rates aggregate approximately $516 annually) and are included in selling, general and administrative expense. Such advisory fees and salaries, together with payments under the operating lease described in Note 7, are reflected as set forth below.



                                                      YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                   1997        1996        1995
                                                  ------     -------      ------
Selling, general and administrative
   expense.....................................   $  512      $  564      $  560
Management fee expense.........................    3,126       6,172       2,600



                                       B8

                         STARTEK, INC. AND SUBSIDIARIES

2.  PRO FORMA INFORMATION (UNAUDITED)

     Pro Forma Consolidated Statement of Operations

     The pro forma consolidated statement of operations for the year ended December 31, 1997 presents the effect on the historical consolidated financial statements of the elimination of management fee expense paid to stockholders and their affiliates as these fees were discontinued upon the completion of the initial public offering in June 1997 and the provision of related income taxes for the entire year as if the Company were taxed as a C corporation.

     Income Taxes

     In connection with the closing of the initial public offering in June 1997, the Company's S corporation status terminated. The pro forma consolidated statement of operations reflects a provision for federal, state and foreign income taxes at an effective rate of 37.3% for the entire year 1997.

     Pro Forma Net Income Per Common Share

     Pro forma net income per common share is based on the following number of shares of StarTek common stock:


Shares outstanding after giving effect to 322.1064-for-one-stock split effected by a stock dividend................................ 10,828,571
Share deemed outstanding to closing of initial public offering, representing the number of shares (at an initial public offering price of $15.00 per share) sufficient to fund payment of $8,000
   Note Payable to principal stockholders............................    254,246
3,000,000 shares issued in connection with initial public offering completed June 24, 1997, for days outstanding in the respective periods...........................................................  1,569,863
                                                                      ----------
Weighted average shares outstanding.................................. 12,652,680
                                                                      ==========



     Diluted pro forma net income per share is not presented because exercisable options did not have a dilutive effect in 1997.

3. INVESTMENTS

     The following is a summary of available-for-sale investments at December 31, 1997:



                                           GROSS          GROSS     ESTIMATED
                                         UNREALIZED     UNREALIZED    FAIR
                                  COST     GAINS          LOSSES      VALUE
                                  ----   ----------     ----------  ---------
Corporate bonds................  $2,205     $   5        $  (45)     $  2,165
Other debt securities..........   5,299        --          (108)        5,191
                                 ------     -----        ------      --------

Total..........................  $7,504     $   5        $ (153)     $  7,356
                                 ======     =====        ======      ========



                                       B9

                         STARTEK, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)

     The amortized cost and estimated fair value of available-for-sale debt securities at December 31, 1997, by contractual maturity, are shown below:

                                                     ESTIMATED
                                       COST          FAIR VALUE
                                      ------         ----------
Due in one year or less............   $  945           $  948
Due after five years...............    1,260            1,217
                                      ------           ------
                                       2,205            2,165
Other debt securities..............    5,299            5,191
                                      ------           ------
Total..............................   $7,504           $7,356
                                      ======           ======


4.  INVENTORIES

     The Company frequently purchases components of its clients' products as an integral part of its supplier management services and in advance of providing its product assembly and packaging services. These components are shown as raw materials inventory in the Company's balance sheet. At the close of an accounting period, packaged and assembled products (together with other associated costs) are reflected as finished goods inventory, pending shipment. The Company generally has the right to be reimbursed by the client for unused inventory. Client-owned inventories are not reflected in the Company's balance sheet.

     Total inventories consisted of the following:



                                          DECEMBER 31,
                                       -----------------
                                        1997       1996
                                       ------    -------
Raw Materials....................      $2,171     $2,327
Finished Goods...................         368        208
                                       ------     ------
                                       $2,539     $2,535
                                       ======     ======

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized as follows:




                                         DECEMBER 31,
                                      ------------------
                                        1997      1996
                                      --------   -------
Land................................. $   636    $   374
Buildings............................   1,771      1,553
Equipment............................  10,262      7,340
Furniture and fixtures...............     978        928
                                      -------    -------
                                       13,647     10,195

Less accumulated depreciation and
   amortization......................  (5,496)    (3,667)
                                      -------    -------
Property, plant and equipment,
   net............................... $ 8,151    $ 6,528
                                      =======    =======








                                       B10

                         STARTEK, INC. AND SUBSIDIARIES

5.  PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

     The Company has acquired land and is in the process of constructing a new facility in Greeley, Colorado. The estimated cost to complete and finish the facility is approximately $3.5 million, of which $2.9 million was under contract with construction contractors and suppliers at December 31, 1997.

6.  LINE OF CREDIT

     At December 31, 1997, the Company had a revolving line of credit agreement with a bank whereby the bank agreed to loan the Company up to $5,000. No amount was outstanding under the line at December 31, 1997. Interest is payable monthly and accrues at the bank's prime rate (8.5% at December 31, 1997). This revolving line of credit will mature on April 30, 1999.

     The Company has pledged as security all of its receivables under the revolving line of credit agreement. The Company must maintain working capital of $17.5 million and tangible net worth of $25 million and maintain not less than $250 in non-interest bearing accounts with the bank. The Company may not pay dividends in an amount which would cause a failure to meet these financial covenants.

     At December 31, 1996, the Company had $3,500 outstanding under a line of credit with a bank. The line of credit was repaid from the proceeds of the Company's initial public offering in June 1997.

7.  LEASES

     Prior to 1997, the Company had an operating lease for office space with a partnership in which major stockholders of the Company were the general partner and limited partner. Payments under the lease for the years ended December 31, 1996 and 1995 were $70 each year. The lease was canceled effective December 31, 1996.

     During 1997, the Company paid the majority of its capital lease obligations from the proceeds of its initial public offering. The Company's property held under capital leases consists of the following, which is included in property, plant and equipment:


                                               DECEMBER 31,
                                          ---------------------
                                            1997         1996
                                          --------     --------
Equipment............................      $  261       $ 4,650
Less accumulated amortization........        (165)       (1,930)
                                           ------       -------
                                           $   96       $ 2,720
                                           ======       =======

     Amortization of leased assets is included in depreciation and amortization expense.

     As of December 31, 1997, future minimum rental commitments, by year and in the aggregate, for the capital and operating leases are as follows:


                                                  CAPITAL          OPERATING
YEAR ENDED DECEMBER 31,                            LEASES            LEASES
----------------------                            -------          ---------
1998..........................................    $  100            $ 390
1999..........................................        57              380
2000..........................................        44              149
2001..........................................        40               20
                                                   -----            -----
Total minimum lease payments..................       241            $ 939
                                                                    =====
Amounts representing interest.................       (38)
                                                   -----
Present value of net minimum lease payments...     $ 203
                                                   =====



     Rental expense, including equipment rentals, for 1997, 1996 and 1995 was $271, $382 and $295, respectively.




                                       B11

                         STARTEK, INC. AND SUBSIDIARIES

8.  LONG-TERM DEBT

     Long-term debt consists of the following:


                                                   DECEMBER 31,
                                             -----------------------
                                               1997           1996
                                             --------       --------
Mortgage loan............................    $   --         $   354
Economic development loan................       200             200
Promissory note with waiver provisions...       261              --
                                             ------         -------
                                                461             554
Less current portion.....................       (26)             (6)
                                             ------         -------
                                             $  435         $   548
                                             ======         =======


     During 1995, the Company purchased land and an existing building for approximately $1,500. The purchase was financed through the Company's revolving line of credit and a mortgage loan in the amount of $362. In January 1997, the outstanding balance of $354 was refinanced from proceeds of a $1,500 mortgage loan at the lender's base rate plus 2%. The remaining balance on the $1,500 loan was repaid from proceeds of the Company's initial public offering.

     In December 1996, the Company received a $200 economic development loan which bears interest at 6% per annum and is collateralized by certain equipment.

     In December 1997, the Company acquired land for $261 and financed the purchase through a non-interest bearing ten-year promissory note. The note shall decline on an equal basis, without payment, over ten years so long as the Company does not sell or transfer the parcel or fail to continuously operate thereon a customer support service center.

     Future scheduled annual principal payments of long-term debt as of December 31, 1997 are as follows:

1998........................................     $   26
1999........................................         86
2000........................................         86
2001........................................        106
2002........................................         26
Thereafter..................................        131
                                                 ------
                                                 $  461
                                                 ======


9. INCOME TAXES

     The Company was taxed as an S corporation for federal and state income tax purposes from July 1, 1992 through June 17, 1997, when S corporation status was terminated in contemplation of the Company's initial public offering. Since June 18, 1997, the Company has been taxable as a C corporation and income taxes have been accrued since that date. The Company is subject to foreign income taxes on certain of its operations. Pretax income from the taxable period June 18, 1997 through December 31, 1997 was $6,818, of which $6,143 and $675 were attributable to domestic and foreign operations, respectively.




                                       B12

                         STARTEK, INC. AND SUBSIDIARIES

9.  INCOME TAXES (CONTINUED)

     Significant components of the provision for income taxes for the period June 18, 1997 through December 31, 1997 are as follows:

               Current:
                    Federal..............................    $    2,211
                    Foreign..............................             9
                    State................................            99
                                                             ----------
               Total Current.............................         2,319
               Deferred:
                    Federal..............................          (181)
                    State................................           (28)
                                                             ----------
               Total deferred............................          (209)
                                                             ----------
               Total income tax expense..................    $    2,110
                                                             ==========

     Deferred tax assets and liabilities are comprised of the following at December 31, 1997:

               Deferred income tax assets:
                    Bad debt allowance...................    $      143
                    Vacation accural.....................            92
                    Other................................           205
                                                             ----------
                    Total deferred tax assets............           440
               Long-term deferred income tax liability:
                    Tax depreciation in excess of
                      book depreciation..................          (231)
                                                             ----------
                    Net deferred tax assets..............    $      209
                                                             ==========

     The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense for the period June 18, 1997 through December 31, 1997 is as follows:

                                                              AMOUNT       PERCENT
                                                             --------      -------
               Tax at U.S. statutory rates..............     $  2,318         34.0 %
               States income taxes, net of
                 federal tax benefit....................          225          3.3
               One-time credit to record deferred
                 tax asset upon termination of
                 S corporation status...................         (299)        (4.4)
               Other, net...............................         (134)        (2.0)
                                                             --------      -------
                                                             $  2,110         30.9 %
                                                             ========      =======

     Total income tax payments during the period June 18, 1997 through December 31, 1997 were $2,263.



                                       B13

                         STARTEK, INC. AND SUBSIDIARIES

10.  NET INTEREST INCOME (EXPENSE) AND OTHER

     Net interest income (expense) and other consists of the following items:




                                                YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                             1997          1996        1995
                                           --------      --------    --------
Interest expense........................   $   (373)     $   (443)   $   (446)
Interest income.........................      1,229            18           3
Other income and expense................         77            53          47
                                           --------      --------    --------
Total income (expense)..................   $    933      $   (372)   $   (396)
                                           ========      ========    ========

11.  STOCKHOLDERS' EQUITY

     Immediately prior to the closing of the Company's initial public offering in June 1997, the Company declared a 322.1064-for-one stock split of the Company's common stock. All references in the notes to the consolidated financial statements to shares and related prices in per share calculations, per share amounts and stock option plan data have been restated to reflect the split.

     Immediately prior to closing the offering, the Company also declared an $8,000 dividend approximating the additional paid-in capital and retained earnings of the Company as of the closing date, payable to the principal stockholders (the "Principal Stockholders") pursuant to certain promissory notes. The promissory notes payable to the Principal Stockholders were paid from net proceeds of the Company's initial public offering.

     The capital stock and additional paid-in capital of StarTek as of December 31, 1997 were as follows:


Preferred stock-undesignated; 15,000,000 shares, $.01 par value,
   authorized; no shares outstanding.............................   $      --
Common stock; 95,000,000 shares, $.01 par value, authorized;
   13,828,571 shares outstanding.................................         138
Additional paid-in capital.......................................      41,661
                                                                    ---------
                                                                    $  41,799



     The consolidated common stock and additional paid-in capital on a company-by-company basis as of December 31, 1996 were as follows:



                                                                                              Additional
                                                                                  Common        Paid-in
                                                                                   Stock        Capital
                                                                                  ------        -------
StarTek USA, Inc. - 5,000,000 shares, $.01 par value, authorized;
   10,828,571 shares outstanding........................................          $    1        $ 5,639
StarTek Europe, Ltd. - 5,000,000 shares, $0.01 par value,
   authorized; 3,086,424 shares outstanding.............................              --            509
                                                                                  ------        -------
                                                                                  $    1        $ 6,148




                                      B14

                         STARTEK, INC. AND SUBSIDIARIES

12.  STOCK OPTIONS

     1987 Stock Option Plan

     Effective July 24, 1987, the stockholders of StarTek USA, Inc. approved a Stock Option Plan ("Plan") which provided for the grant of stock options, stock appreciation rights ("SARs") and supplemental bonuses to key employees. The stock options were intended to qualify as "incentive stock options" as defined in Section 422A of the Internal Revenue Code unless specifically designated as "nonstatutory stock options."

     The options granted under the Plan could be exercised for a period of not more than ten years and one month from the date of grant, or any shorter period as determined by StarTek USA, Inc.'s Board of Directors. The option price of any incentive stock option would be equal to or exceed the fair market value per share on the date of grant, or 110% of the fair market value per share in the case of a 10% or greater stockholder. Options generally vested ratably over a five-year period from the date of grant. Unexercised vested options remained exercisable for three calendar months from the date of termination of employment.

     During 1995, StarTek USA, Inc.'s Board of Directors accelerated the vesting on all outstanding options under the Plan to allow the holders to exercise any granted option. Subsequently, all outstanding options were exercised. In aggregate, the option holders paid $18 in cash and delivered a note of $213 bearing interest at 4.63% to StarTek USA, Inc. in exchange for shares of common stock. This note was secured by 288,607 shares of StarTek USA, Inc. common stock. On January 22, 1997, the note and all accrued interest thereon was repaid in full.

     Exercise prices for options outstanding under the Plan as of December 31, 1994 and exercised during 1995 ranged from $0.07 to $0.99 and had a weighted average price of $0.42. Options for 2,124,936 shares of common stock were available for grant at the beginning and end of 1996 and 1995.

     The Plan was terminated effective January 24, 1997.

     1997 Stock Option Plan

     On February 13, 1997, the Company's Board of Directors approved the StarTek, Inc. Stock Option Plan ("Option Plan") and, on January 27, 1997, the Director Stock Option Plan ("Director Option Plan").

     The Option Plan was established to provide stock options, SARs and incentive stock options (cumulatively referred to as "Options") to key employees, directors (other than non-employee directors), consultants, and other independent contractors. The Option Plan provides for Options to be granted for a maximum of 985,000 shares of common stock, which are to be awarded by determination of a committee of non-employee directors. Unless otherwise determined by the committee, all Options granted under the Option Plan vest 20% annually beginning on the first anniversary of the Options' grant date and expire at the earlier of (i) ten years (or five years for participants owning greater than 10% of the voting stock) from the Options' grant date, (ii) three months after the termination of employment of the participant as outlined by the Option Plan, (iii) the date six months after the participant's death, or (iv) immediately upon termination for "cause."

     The Director Option Plan was established to provide stock options to non-employee directors who are elected prior to the option's grant date and serve continuously from the commencement of their term. The plan provides for stock options to be granted for a maximum of 90,000 shares of common stock. Participants are automatically granted options to acquire 10,000 shares of common stock upon the latter of their election as a director or the closing of the initial public offering of the Company's common stock. Additionally, each participant will be automatically granted options to acquire 3,000 shares of common stock on the date of each annual meeting of stockholders thereafter at which such director is reelected. All options granted under the Director Option Plan are fully vested upon grant and expire at the earlier of (i) the date of the participant's membership on the board is terminated for cause, (ii) ten years from the option grant date, or (iii) the date of one year after the director's death.





                                       B15

                         STARTEK, INC. AND SUBSIDIARIES

12.  STOCK OPTIONS (CONTINUED)

     A summary of the Company's stock option activity under the various plans and related information follows:

                                                 1997            1996          1995
                                              -----------     ----------   ------------
          Outstanding-beginning of year.....           --             --        556,600
          Granted...........................      618,500             --             --
          Exercised.........................           --             --        556,600
          Canceled..........................       (7,000)            --             --
                                              -----------     ----------   ------------
          Outstanding at end of year........      611,500             --             --
                                              ===========     ==========   ============
          Exercisable at end of year........       20,000             --             --
                                              ===========     ==========   ============

     Exercise prices for options issued and outstanding at December 31, 1997 were $15.00, except for 8,000 options which were priced at $13.06, and have a remaining contractual life of approximately 9.5 years. Options for 393,500 and 70,000 shares of common stock were available for grant at December 31, 1997 under the Option Plan and Director Option Plan, respectively.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized. Pro forma information regarding net income and net income per share is required by Statement 123, Accounting For Stock Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model assuming a 6% risk-free interest rate, a seven year life for the options, a 30% expected volatility and no dividends. The weighted average grant date fair market value of options issued was approximately $7 per share in 1997. Had this method been used in the determination of pro forma net income for 1997, pro forma net income would have decreased by $586 and pro forma net income per share would have decreased by $0.05.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's option, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

13.  GEOGRAPHIC AREA INFORMATION

     To date, the Company operates in North America, Europe and Asia. The Company's operations in Asia were not material and have been combined with North America in the following table.






                                       B16

                         STARTEK, INC. AND SUBSIDIARIES

13.  GEOGRAPHIC AREA INFORMATION (CONTINUED)

     Information regarding geographical areas is as follows:

                                                NORTH
                                               AMERICA       EUROPE       ELIMINATIONS        TOTAL
                                              --------      --------      ------------      --------
YEAR ENDED DECEMBER 31, 1995
Revenues ................................     $ 37,376      $  4,133      $         --      $ 41,509
                                              ========      ========      ============      ========
Operating profit ........................     $    174      $    164                --      $    338
                                              ========      ========      ============      ========
Identifiable assets .....................     $ 19,356      $  3,090      $       (866)     $ 21,580
                                              ========      ========      ============      ========

YEAR ENDED DECEMBER 31, 1996
Revenues ................................     $ 59,563      $ 12,021      $         --      $ 71,584
                                              ========      ========      ============      ========
Operating profit ........................     $    377      $     33                --      $    410
                                              ========      ========      ============      ========
Identifiable assets .....................     $ 21,236      $  3,459      $     (1,716)     $ 22,979
                                              ========      ========      ============      ========

YEAR ENDED DECEMBER 31, 1997
Revenues ................................     $ 79,011      $ 10,139      $         --      $ 89,150
                                              ========      ========      ============      ========
Operating profit ........................     $  4,587      $    748                --      $  5,335
                                              ========      ========      ============      ========
Identifiable assets .....................     $ 55,072      $  4,123      $     (1,023)     $ 58,172
                                              ========      ========      ============      ========



14.  SIGNIFICANT CLIENTS

     Two clients accounted for 56.3% and 25.4% of revenues for the year ended December 31, 1997. Two clients accounted for 38.4% and 33.4% of revenues for the year ended December 31, 1996. Two clients accounted for 46.3% and 10.9% of revenues for the year ended December 31, 1995.

     The loss of one or more of its significant clients could have a material adverse effect on the Company's business, operating results or financial condition. To limit the Company's credit risk, management performs ongoing credit evaluations of its clients and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in which its clients operate, management does not believe significant credit risk exists at December 31, 1997.




                                      B17

                         STARTEK, INC. AND SUBSIDIARIES

15.  QUARTERLY DATA (UNAUDITED)

                                                                                      1997 QUARTERS ENDED
                                                                 -------------------------------------------------------------
                                                                   MAR 31           JUN 30          SEPT 30           DEC 31
                                                                 ----------       ----------       ----------       ----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Historical:
     Revenues.................................................   $   16,667       $   16,067       $   20,226       $   36,190
     Gross profit.............................................        3,935            3,526            3,920            5,783
     SG&A expense.............................................        2,164            1,952            2,135            2,452
     Management fee expense...................................          793            2,333               --               --
     Operating profit (loss)..................................          978             (760)           1,785            3,332
     Net income (loss)........................................          894             (642)           1,454            2,452
     Net income per share.....................................                                           0.11             0.18

     Shares outstanding.......................................                                         13,829           13,829

Pro Forma (a):
     Revenues.................................................   $   16,667       $   16,067
     Gross profit.............................................        3,935            3,526
     SG&A expense.............................................        2,164            1,952
     Management fee expense...................................           --               --
     Operating profit ........................................        1,771            1,574
     Net income ..............................................        1,058              925
     Net income per share.....................................         0.09             0.08

     Shares outstanding.......................................       11,362           11,552

Weighted Average Shares Outstanding:
     Shares outstanding after giving effect to
      322.1064-for-one stock split effected by
      a stock dividend........................................       10,829           10,829           10,829           10,829
     Shares deemed outstanding to closing of
      initial public offering, representing the
      number of shares (at an initial public
      offering price of $15.00 per share)
      sufficient to fund payment of $8,000 Note
      Payable to Principal Stockholders.......................          533              492               --               --
     3,000 shares issued in connection with
      initial public offering in June 1997, for
      days outstanding in the respective periods..............           --              231            3,000            3,000
                                                                 ----------       ----------       ----------       ----------
     Weighted average shares outstanding......................       11,362           11,552           13,829           13,829
                                                                 ==========       ==========       ==========       ==========



                                      B18

                         STARTEK, INC. AND SUBSIDIARIES

15.  QUARTERLY DATA (UNAUDITED) (CONTINUED)


                                                                        1996 QUARTERS ENDED
                                                          ------------------------------------------------
                                                          MARCH 31      JUNE 30      SEPT 30       DEC 31
                                                          --------     --------      --------     --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Historical:
  Revenues ..........................................     $ 15,219     $ 14,108      $ 15,479     $ 26,778
  Gross profit ......................................        2,564        2,987         3,281        5,514
  SG&A expense ......................................        1,706        1,857         1,756        2,445
  Management fee expense ............................          199          700           498        4,775
  Operating profit (loss) ...........................          659          430         1,027       (1,706)
  Net income (loss) .................................          533          322           958       (1,888)

Pro Forma (a):
  Revenues ..........................................     $ 15,219     $ 14,108      $ 15,479     $ 26,778
  Gross profit ......................................        2,564        2,987         3,281        5,514
  SG&A expense ......................................        1,706        1,857         1,756        2,445
  Management fee expense ............................           --           --            --           --
  Operating profit ..................................          858        1,130         1,525        3,069
  Net income ........................................          459          641           913        1,881
  Net income per share...............................         0.04         0.06          0.08         0.17

  Shares outstanding ................................       11,362       11,362        11,362       11,362

Weighted Average Shares Outstanding:
  Shares outstanding after giving effect to
   322.1064-for-one stock split effected by
   a stock dividend .................................       10,829       10,829        10,829       10,829
  Shares deemed outstanding to closing of
   initial public offering, representing the
   number of shares (at an initial public
   offering price of $15.00 per share) sufficient
   to fund payment of $8,000 Note Payable to
   Principal Stockholders ...........................          533          533           533          533
                                                          --------     --------      --------     --------
  Weighted average shares outstanding ...............       11,362       11,362        11,362       11,362
                                                          ========     ========      ========     ========

(a) For 1996 and until the June 1997 initial public offering, the Company was an S corporation and, accordingly, was not subject to federal or state income taxes. Subsequent to the initial public offering, the Company has been subject to income taxation as a C corporation. Pro forma net income for quarters through June 30, 1997 (i) reflects the elimination of management fee expense and (ii) includes a provision for federal, state and foreign income taxes at an effective rate of 37.3%. Management fee expense was discontinued with the initial public offering in June 1997.




                                       B19

                                 STARTEK, INC.

          PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of StarTek, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints A. Emmet Stephenson, Jr. and Michael W. Morgan, and each of them, his Attorneys and Proxies (with full power of substitution in each), and authorizes them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 20, 1998, at nine o'clock in the morning and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated below on proposals 1 and 2, and in their discretion on all other matters coming before the meeting.

        This proxy when properly executed will be voted in the manner directed by the stockholder, but if no direction is made, this proxy will be voted FOR proposals 1 and 2.



1.  ELECTION OF DIRECTORS:

    [ ]  FOR all  nominees listed (except as marked below)    [ ]      WITHHOLD AUTHORITY
                                                                       to vote for all nominees listed below

         A. Emmet Stephenson, Jr.      Michael W. Morgan           Thomas O. Ryder         Ed Zschau

(Instruction: To withhold authority to vote for any individual nominee(s), print such nominee's(s') name(s) in the space.)

--------------------------------------------------------------------------------

2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY:

           [ ]   FOR           [ ]   AGAINST          [ ]  ABSTAIN


                            PLEASE SEE REVERSE SIDE

        PLEASE MARK (ON REVERSE SIDE), SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

The signer hereby revokes all proxies heretofore given to voter at said meeting or any adjournment thereof.



                                 --------------------------------------------
                                           Signature of Stockholder

                                 --------------------------------------------
                                           Signature of Stockholder

                                 Dated:                                 , 1998
                                       ---------------------------------